** Portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

LOAN AGREEMENT

APLD ELN-01 LLC

LOAN A: $20,000,000.00 REAL ESTATE TERM LOAN

PART 1. PARTIES, DATE, TERM AND PURPOSE

1.1    Parties. The Parties to this Loan Agreement (“Agreement”) are as follows:

    APLD ELN-01 LLC, a Nevada limited liability company, registered in North Dakota as a foreign limited liability company, 3811 Turtle Creek Blvd., Ste. 2100, Dallas, TX 75219 (hereinafter referred to as “Borrower”);

    Applied Digital Corporation, a Nevada corporation, 3811 Turtle Creek Blvd., Ste. 2125, Dallas, TX 75219 (hereinafter referred to as “Guarantor” and “Grantor”);

    Starion Bank, 2754 Brandt Dr. S., Fargo, ND 58104-8806 (hereinafter referred to as “Bank”).

1.2Date of this Agreement. The effective date of this Agreement is the 16th day of February, 2023.

1.3    Term of this Agreement. The term of this Agreement shall be from the date of this Agreement set forth above and continue thereafter until all indebtedness incurred hereunder and under the other documents entered into in connection herewith (collectively, the “Loan Documents”) has been repaid in full.

1.4    Purpose of this Agreement. Borrower has requested from Bank the following credit accommodation to which the Bank has agreed:

a.Real Estate Term Loan in the principal amount of Twenty Million and no/100 Dollars ($20,000,000.00) (hereinafter referred to as “Loan A”) to be used to fund the expansion of the next generation data center near Ellendale, North Dakota (hereinafter referred to as “Project”).

Loan A will be secured by the Borrower’s and Grantor’s Assets described in Part 4.1 of this Agreement. The Parties desire here to transcribe their understanding for posterity.

PART 2A: LOAN A REAL ESTATE TERM LOAN
TERMS AND REPAYMENT

2A.1    Real Estate Term Loan Evidenced By Promissory Note. Bank herein loans to Borrower a real estate term loan (“Loan A”) in the principal amount of $20,000,000.00. Loan A will be represented by a promissory note, and any amendments or addendums thereto (hereinafter referred to as the “Loan A Note”). The Loan A Note shall be used to fund the expansion of the next generation data center near Ellendale, North Dakota.

2A.2    Interest Rate On Loan A Note Fixed. The Loan A Note will bear fixed interest at the rate of 7.480 percent per annum. Interest shall be computed on the basis of 365/360 daily accrual.

2A.3    Repayment Of Loan A Note. The Loan A Note shall require repayment in monthly installments of principal and interest based on a five (5) year amortization from the date of the Loan A Note. Monthly principal and interest payments shall begin on March 3, 2023, and continue on that same day each month until February 3, 2028, (“Maturity Date”), when the remaining balance of all principal and interest shall be due in full. Payments will be credited first to actual interest accrued on actual outstanding principal, then to principal outstanding.

2A.4    Limitation on Advances. In addition to the terms and conditions of Part 7 of this Agreement, the total principal balance of the Loan Note A must not exceed $20,000,000 or 50% of the real property collateral’s purchase price or appraised value, plus 50% of the cost of equipment collateral (not included in the appraisal), whichever is less and Borrower herein covenants to immediately pay to Bank any amounts in excess of this requirement.

2A.5    Prepayment Premium. If prepayment in whole or in part occurs as a result of refinancing by another bank or other lender, the Loan A Note is subject to a prepayment premium of 3% of any amount prepaid beyond scheduled amortization of principal and interest for the first twelve (12) months from the date of the Loan A Note; 3% of any amount prepaid after 12 months through 24 months; 2% of the amount prepaid after 24 months through 36 months; 2% of the amount prepaid after 36 months through 48 months; and 1% of the amount prepaid after 48 months through 60 months. Any prepayment premium must be paid in cash at the time any prepayment occurs. If the Loan A Note is prepaid in whole or in part at any time with Borrower’s or Guarantor’s own resources (not funded by another bank or lender), no prepayment premium will be assessed.

PART 3. POTENTIAL ADDITIONAL BORROWING,
LOAN FEES AND CHARGES

3.1    Potential additional borrowing. The Parties to this Agreement contemplate that Bank may in its sole and absolute discretion, advance additional credit in excess of the initial aggregate principal amount of the Loan A to Borrower from time to time during the term of this Agreement. Bank herein makes no commitment to advance such additional credit. To the extent such additional credit is agreed to, advances will be represented by uniquely numbered promissory notes. Said notes will detail the specific repayment terms and interest rates agreed to. Said notes shall only be secured by the real property and the Assets (defined hereinafter), unless otherwise agreed upon by the Parties hereto.

3.2    Attorney fees, out-of-pocket costs, and documentation fees. Borrower shall, at the time of the execution of this Agreement, pay all reasonable and documented out-of-pocket expenses incurred by Bank in connection with this Agreement and the Loan A contemplated herein, including but not limited to documentation fees, title insurance fees, disbursement fees, construction inspection fees, filing fees, recording fees, lien search fees, and fees and expenses of Bank’s counsel. Borrower shall also pay to Bank at the time of execution of this Agreement an origination fee for the Loan A in the amount of $100,000.00 and a processing fee of $350.00.

PART 4. LOAN SECURITY AND GUARANTY

4.1    Security. The Loan A made to the Borrower by the Bank pursuant to this Agreement and the other Loan Documents shall be secured by a first priority security interest in Borrower’s and Grantor’s Assets listed in Exhibit A (the “Assets”), as well as all products, proceeds and replacements of the Assets, and a first priority mortgage interest in the Borrower’s real property described below, including an assignment of rents and leases.

    Outlot 4-1, being within the SE¼ of Section 4, Township 129 North, Range 63 West, Dickey County, State of North Dakota.

4.2    Documentation and actions required to maintain valid first-priority lien. Borrower and Grantor each covenant that it will execute such mortgages, security agreements, control agreements, collateral assignments of all of Borrower’s contracts with [**], duly executed by the Borrower and [**], collateral assignments of all Master Services Agreements (also known as Master Hosting Agreements) and Service Order Forms, and other documents and take such acts as Bank may reasonably request in order to fully give effect to this Agreement and other Loan Documents and to ensure that Bank creates and maintains a valid and perfected first security interest and first priority lien on the Assets.

4.3    Documentation and actions required to maintain valid first-priority lien. Borrower and Grantor each covenant that it will execute all documents and take such acts as Bank may reasonably request in order to fully give effect to this Agreement and other Loan Documents and to ensure that Bank creates and maintains a valid and perfected first security interest and first priority lien on the Assets.

4.4    Hazard insurance proceeds. Borrower shall maintain hazard insurance acceptable to the Bank on all tangible Assets in an amount sufficient at all times to either cover outstanding indebtedness owed to the Bank, or the value of the collateral, whichever is less, and the Borrower assigns proceeds of any and all hazard insurance on the foregoing secured collateral to Bank, and shall name the Bank as loss payee on any such policies.

4.5    Guarantee. Guarantor herein covenants that it guaranties payment of all loan accommodations referred to in this Agreement and repayment of all advances made thereunder, together with interest and costs of collection, if any. Said guaranty is of payment and is a continuing, absolute and unconditional guaranty, unless limited by the terms and conditions of Guarantor’s guaranty.

PART 5. DOCUMENTS FURNISHED PERIODICALLY BY BORROWER AND GUARANTOR AND INSPECTIONS ALLOWED BY BORROWER

5.1    Documents to be furnished periodically. Borrower and Guarantor will furnish to Bank the following documents at the times indicated throughout the term of this Agreement:

a.Annual accountant audited year-end financial statements of Borrower, to be received by Bank within 90 days after each fiscal year end.

b.Quarterly company prepared financial statements of Borrower, to be received by Bank within 45 days of each quarter end.

c.Interim company prepared balance sheet and income statement of Borrower, prepared in accordance with generally acceptable accounting principles “GAAP”, to be received by Bank within 45 days of each quarter end.

d.Annual company prepared rent roll of Borrower, to be received by Bank within 90 days after each fiscal year end.

e.Annual accountant audited year-end financial statements of Guarantor, to be received by Bank within 90 days after each fiscal year end.
f.Quarterly company prepared financial statements of Guarantor, to be completed in accordance with federal law applicable to publicly traded companies.

g.Evidence of flood insurance may be required if the subject property is in a flood zone as evidenced by a Flood Zone Determination, prior to any disbursement.

h.Fully executed lease between Borrower and [**] related to the Property (as defined in Exhibit A). Borrower shall notify the Bank of any lease material change within 45 days of modification or addition of tenants, and provide copies of said modification or additional leases.

5.2    Independent assessment of Assets, if Bank elects. Borrower will permit an assessment of the Assets and valuation thereof by Bank at any reasonable time (but no more than twice per fiscal year as long as the Borrower is not in default) with reasonable advance notice and will permit Bank or its authorized agents’ access to Borrower’s business premises and property for purposes of making such assessment and valuation during regular business hours.

5.3    Business taxes and liability insurance. Borrower covenants to pay all taxes associated with its business, including but not limited to real estate taxes, income taxes, sales taxes, employee taxes, and all other business -related taxes, whether federal, state, county, municipal, or imposed by any other governmental unit. Borrower further covenants to maintain liability insurance in coverages and with such endorsements as are satisfactory to Bank, and to pay all workman’s compensation and unemployment premiums or charges, when due, to maintain all insurance policies and employment-related coverage’s in full force and effect throughout the term of this Agreement.

5.4     Borrower record keeping and Bank inspection of Assets and records. Borrower will keep true and accurate books and records of its business operations, accounts, and rent notes, and Borrower will permit Bank at any reasonable time (but no more than once per fiscal quarter as long as the Borrower is not in default) with reasonable advance notice and during regular business hours to inspect the Assets, and to examine Borrower’s books, records, and files, and make copies thereof, and to discuss the affairs of Borrower with its officers and employees.

PART 6. FINANCIAL COVENANTS AND LIMITATION ON
CERTAIN ACTIVITIES OF BORROWER

6.1    Financial covenant. At all times during which there is any outstanding indebtedness owed by Borrower to Bank under this Agreement, Borrower covenants to maintain the following covenant:

a.Minimum Debt Service Coverage Ratio of not less than 1.25:1.00 of Borrower After Distributions, measured annually as of the end of each fiscal year for the fiscal year then ended beginning May 31, 2024. For the purposes hereof “Debt Service Coverage after distributions” means calculated under GAAP as: net income plus depreciation plus amortization plus interest expense less dividends/distributions divided by interest expense and scheduled principal payments during the period measured.

6.2    Indebtedness, liens, and disposition of Assets. In regards to the property described in 4.1 above, Borrower shall not, without the prior written consent of Bank, do any of the following: except for trade debt incurred in the normal course of business and indebtedness to Bank contemplated by this Agreement; incur indebtedness for borrowed money; sell, transfer, assign, pledge, lease, grant a security interest in, or otherwise encumber all or substantially all of Borrower’s Assets, except to Bank, excluding inventory sold in the ordinary course of Borrower’s business; or sell with recourse any of Borrower’s accounts, except to Bank.

6.3    Change of business form or identity. Borrower and Grantor will not, without giving fourteen (14) days prior written notice to Bank, change its business form, business name or trade name, change location, or acquire or merge or consolidate with any other entity.

PART 7. CONDITIONS PRECEDENT TO FUNDING ADVANCES
ON THE LOAN A NOTE

7.1    Verification of Equity Injections. Verification of equity injections equal to no less than [**] with all equity to be injected prior to any loan disbursements.

7.2    Projected Cost Overruns. If Bank at any time determines in its sole but reasonable discretion that the available Loan A Note fund is insufficient to complete the project, Bank may demand that Borrower from its own or other resources fund any shortfall in cost of completion within thirty (30) days of the demand made by Bank.

7.3    Lien Waivers must accompany all applications for initial and subsequent advances, obtained from those contractors, subcontractors, laborers or suppliers who have accomplished the work associated with each application for advance.

7.4    Site Inspections to be performed by a duly qualified independent third-party inspector appointed by Bank at all reasonable times during normal business hours subject to the rights of tenants, and upon reasonable prior notice to Borrower, so long as such independent third-party inspector shall comply with all life safety and other reasonable rules and regulations then in effect at the Property. Site inspections are to be performed not more frequently than once every forty-five (45) days.

PART 8. LIMITATION OF RESPONSIBILITY

8.1     The making of any advance by Bank shall not constitute or be interpreted as approval or acceptance by Bank of the work done, or as a representation or indemnity by Bank to any party against any deficiency or defect in the work or against any breach of any contract. All inspections and approvals referred to in this Agreement are solely for the protection of Bank’s interests, and under no circumstances shall they be construed to impose any responsibility whatsoever upon Bank to any party.

PART 9. DEFAULT

9.1    Default defined. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

a.    Failure to pay when due any amount required of Borrower or Guarantor under this Agreement or under any other Loan Documents.

b.    Failure to perform or observe any other term, covenant or provision of this Agreement or any other Loan Documents.

c.    Any warranty, representation, or statement made or furnished to Bank by or on behalf of Borrower or Guarantor is false or misleading in any material respect, when made.

d.    The dissolution or termination of the Borrower’s or Guarantor’s legal existence, the appointment of a receiver for any substantial part of the Borrower’s or Guarantor’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower or Guarantor.

e.    The failure to discharge material taxes or other liens, other mortgages or charges levied or assessed against the Assets (other than the liens created under this Agreement).

f.    The Borrower or Guarantor fails to comply with any and all State and Federal laws and regulations associated with or governing Borrower’s or Guarantor’s business operations whether such laws and regulations exist now or at any time during the term of this Agreement and said failure materially effects Borrower’s or Guarantor’s ability to operate.

g.    The Borrower or Guarantor fails to pay when due any principal of or interest on or any other amount payable in respect of, or breaches or defaults under any other term of, any mortgage, indenture, agreement or other instrument under which there may be any outstanding indebtedness for borrowed money in an aggregate principal amount of in excess of $10,000.00 to any creditor, lender or otherwise, in each case, beyond the grace period, if any, if the effect of such non-payment, breach or default is to cause such Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redemption) prior to its stated maturity.

h.A material default by Borrower of its obligations beyond any applicable grace or cure period under the High Density Contracted Demand Response Electric Service Agreement with [**] regardless as to whether [**] declares such default.

i.A material default by Borrower of its obligations beyond any applicable grace or cure period under any Master Services Agreement (a/k/a Master Hosting Agreement) and any Service Order Form regardless as to whether the Customer of said Master Services Agreement (a/k/a Master Hosting Agreement) or any Service Order Form declares such default.

j.A material default by Grantor of its obligations beyond any applicable grace or cure period under any Master Services Agreement (a/k/a Master Hosting Agreement) and any Service Order Form regardless as to whether the Customer of said Master Services Agreement (a/k/a Master Hosting Agreement) or any Service Order Form declares such default.

9.2    Remedies. If an Event of Default occurs and is continuing, upon written notice thereof to the Borrower and a ten (10) day opportunity to cure such Event of Default, unless a delay would cause irreparable harm to the Bank, Bank may exercise any one or more of the following rights and remedies:

a.    Declare the entire balance of any or all advances under this Agreement as immediately due and payable.

b.    Take possession of the Assets by self help or judicial action, including collection of rents, foreclosure, and dispose of the Assets pursuant to the Uniform Commercial Code and/or other applicable laws of the State or Federal Government.

c.    Commence and prosecute an action to collect the debt from Borrower and/or Guarantor.

d.    Refuse to make any further advances under this Agreement or under any instrument or document executed in connection with this Agreement.

e.    Setoff any amounts owed under this Agreement against any depository account maintained by Borrower with Bank.

f.    Exercise such additional or alternative remedies as are available to Bank under the terms of this Agreement, under any instrument or document executed in connection with this Agreement, or under applicable law.

PART 10. MISCELLANEOUS PROVISIONS

10.1    Entity status and authority of Borrower. Borrower herein covenants that it is a limited liability company duly organized and existing and in good standing under the laws of the State of Nevada and registered with the State of North Dakota as a foreign limited liability company and has the appropriate power and authority to own its property and carry on its business as it is being conducted at the time of this Agreement; Borrower has full power, authority, and proper authorization to enter into this Agreement and the other Loan Documents.

10.2    Entity status and authority of Guarantor. Guarantor herein covenants that it is a corporation duly organized and existing and in good standing under the laws of the State of Nevada and has the appropriate power and authority to own its property and carry on its business as it is being conducted at the time of this Agreement; Guarantor has full power, authority, and proper authorization to enter into this Agreement and the other Loan Documents.

10.3    No waiver. No delay or failure by Bank in the exercise of any right or remedy under this Agreement or under law shall constitute a waiver thereof, and no single or partial exercise by Bank of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

10.4    Agreements upheld despite invalidity of any clause. If a court of competent jurisdiction determines in a final non-appealable judgment any clause or provision of this Agreement to be invalid or void for any reason, such findings will not affect the validity and enforceability of the balance of this Agreement.

10.5    Consent to loan participation. Borrower and Guarantor agree and consent to Bank’s sale or transfer, whether now or later, of one or more participation interests in the Loan A to one or more purchasers, whether related or unrelated to Bank. Bank may provide to any one or more purchasers or potential purchasers, any information or knowledge Bank may have about Borrower or Guarantor or about any other matter relating to the Loan A as reasonably required by such purchasers or potential purchasers; provided that the Bank shall have entered into a customary non-disclosure agreement with such purchasers or potential purchasers with respect to any non-public information regarding the Borrower and Guarantor prior to the disclosure of any such information; provided, further, that (i) the Bank’s obligations under this Agreement shall remain unchanged, (ii) the Bank shall remain solely responsible to the other Parties hereto for the performance of its obligations and (iii) the Borrower and Guarantor shall continue to deal solely and directly with the Bank in connection with Bank’s rights and obligations under this Agreement.

10.6    Collection costs and expenses. Borrower and Guarantor agree to pay upon demand all of Bank’s court costs and disbursements, including attorney’s fees unless prohibited by law, and other expenses allowed by law or the court, incurred in connection with this Agreement and the enforcement thereof or in connection with the Loan A or the collection thereof.

10.7    Modifications in writing only. Any modification of this Agreement must be in writing and signed by all Parties hereto.

10.8    Applicable law. The Loan Documents shall be governed by and construed in accordance with the laws of the State of North Dakota.

10.9    Choice of Venue. If there is a lawsuit, Borrower and Guarantor agree upon Bank’s request to submit to the jurisdiction of the courts of Stutsman County, State of North Dakota or at the Bank’s discretion the United States District Court for the District of North Dakota.

10.10    Notice of litigation. Borrower and Guarantor shall promptly inform Bank in writing of all material adverse changes in the Borrower’s or Guarantor’s financial condition, and all litigation and claims pending or (to the Borrower’s or Guarantor’s knowledge) threatened in writing that would reasonably be expected to have a material adverse effect on the financial condition of the Borrower or Guarantor.

10.11    Notices. All notices required to be given under this Agreement shall be given in writing and shall be effective when actually delivered or when deposited in the United States mail, first class, postage prepaid, addressed to the party to whom the notice is to be given at the address on the cover page of this Agreement. Any party may change its address for notices under this Agreement by giving formal written notice to the other Parties, specifying the purpose of the notice is to change the party’s address.

10.12    Document Imaging And Electronic Transactions. Borrower and Guarantor hereby acknowledge the receipt of a copy of this Agreement and all other Loan Documents. Bank may, on behalf of Borrower and Guarantor, create a microfilm or optical disk or other electronic image of this Agreement and any or all of the Loan Documents. Bank may store the electronic image of this Agreement and Loan Documents in its electronic form and then destroy the paper original as part of Bank’s normal business practices, with the electronic image deemed to be an original.

IN WITNESS WHEREOF, the Parties have set their hands the day and year first above written.

[COUNTERPART SIGNATURES BEGIN ON NEXT PAGE]

LOAN AGREEMENT
COUNTERPART SIGNATURE PAGE OF
CHIEF EXECUTIVE OFFICER OF BORROWER

BORROWER:     APLD ELN-01 LLC

/s/ Wes Cummins
By: Wes Cummins, Its Chief Executive Officer

LOAN AGREEMENT
COUNTERPART SIGNATURE PAGE OF
CHIEF FINANCIAL OFFICER OF BORROWER

BORROWER:     APLD ELN-01 LLC

/s/ David Rench
By: David Rench, Its Chief Financial Officer

LOAN AGREEMENT
COUNTERPART SIGNATURE PAGE OF
CHIEF EXECUTIVE OFFICER OF GUARANTOR/GRANTOR

GUARANTOR/GRANTOR: APPLIED DIGITAL CORPORATION

/s/ Wes Cummins
By: Wes Cummins, Its Chief Executive Officer

LOAN AGREEMENT
COUNTERPART SIGNATURE PAGE OF
CHIEF FINANCIAL OFFICER OF GUARANTOR/GRANTOR

GUARANTOR/GRANTOR: APPLIED DIGITAL CORPORATION

/s/ David Rench
By: David Rench, Its Chief Financial Officer

LOAN AGREEMENT
COUNTERPART SIGNATURE PAGE OF BANK

BANK: STARION BANK

/s/ Mike Wickham
By: Mike Wickham     Its: Market President

This document is drafted by Zimney Foster P.C., Attorneys
3100 S. Columbia Road, Ste. 200, Grand Forks, ND 58201